Exhibit 99.1

China Jo-Jo Drugstores, Inc. Reports Fiscal 2011 Fourth Quarter and Full Year Financial Results

HANGZHOU, China--(BUSINESS WIRE)--June 29, 2011--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD), which primarily operates retail pharmacies in the People’s Republic of China, today reported financial results for the fourth quarter and full year ended March 31, 2011.

Fourth Quarter of Fiscal Year 2011 Highlights:

  Revenues increased 29.0% to $21.0 million
  Gross profit increased 21.1% to $6.8 million; gross margin reaches 32.3%
  Diluted and basic earnings per share $0.18
  Opened first store in Shanghai and announces plans for more than 10 locations

Fiscal Year 2011 Highlights:

  Revenues increased 26.8% to $70.0 million
  Comparable store sales rose 6.4%
  Gross profit rose 25.1% to $21.1 million; gross margin reaches 30.2%
  Diluted and basic earnings per share of $0.64 in line with previously announced expectations
  Opened 26 new stores bringing total number of stores in operation to 51 locations as of March 31, 2011
  Launched online drugstore - www.dada360.com
  Extended geographic reach through entry into Shanghai market

Dr. Lei Liu, Chairman and CEO, stated, “In fiscal 2011, we executed on a number of key operating initiatives designed to drive long-term growth and delivered financial results in line with our previously announced expectations. During the year, we expanded our footprint in Zhejiang Province with the opening of 25 new stores, extended the Company’s geographic reach with our strategic entry into Shanghai, one of the wealthiest cities in eastern China, and launched our online drugstore.”

Fourth Quarter of Fiscal Year 2011 Results

Revenue for the fourth quarter of fiscal year 2011 increased by 29.0% to $21.0 million compared to $16.3 million in the fourth quarter of fiscal year 2010. The year-over-year increase is primarily attributable to sales from new stores. Comparable store revenues, which the Company defines as stores open for 15 months or more, decreased 9.0% primarily due to increasingly competitive market conditions.

Gross profit for the fourth quarter of fiscal year 2011 increased by 21.1% to $6.8 million from $5.6 million for the same period of fiscal year 2010. Gross margin for the fourth quarter of fiscal year 2011 was 32.3%, which is above the Company’s previously stated expectations, as compared to 34.4% for the same period of fiscal 2010.

Selling expense was $1.5 million in the fourth quarter of fiscal year 2011 versus $0.6 million in the same period of fiscal year 2010. The year-over-year increase reflects an additional 26 stores in operation during the quarter, as well as the Company’s ongoing efforts to build increased awareness of the China Jo-Jo Drugstores brand.

General and administrative expenses for the fourth quarter of fiscal year 2011 were $2.0 million compared to $0.1 million for the same period of fiscal year 2010, reflecting the support of an additional 26 stores in operation during the quarter, as well as additional costs associated with being a U.S.-listed public company.

Income from operations in the fourth quarter of fiscal year 2011 totaled $3.3 million versus $4.8 million in the fourth quarter of fiscal year 2010, while operating margin was 15.8% for the fourth quarter of fiscal year 2011 compared to 29.6% for the same period of fiscal year 2010.

Net income for the fourth quarter of fiscal year 2011 was $2.4 million, or basic and diluted earnings of $0.18 per share, compared to $3.9 million, or basic and diluted earnings of $0.39 per share, for the same period of fiscal year 2010. The decline is primarily attributable to higher operating expenses as well as an additional 3.5 million diluted shares outstanding on a year-over-year basis. The increase in diluted share count from 10.0 million in fiscal year 2010 to 13.5 million in fiscal year 2011 reflects the issuance of common shares in connection with the Company’s April 2010 public stock offering.

Balance Sheet Highlights

As of March 31, 2011, the Company had $6.5 million of cash, $39.4 million in current assets and $11.9 million in total liabilities.

Commenting on fourth quarter results, Dr. Liu stated, “In light of the challenging environment and the addition of more competitors into the marketplace, we are focusing on strategies to drive traffic, increase conversion and build greater awareness of our stores. This includes implementing local promotions, expanding our customer loyalty program, utilizing in-store manufacturer representatives to enhance the customer experience and providing value-added services.”

Dr. Liu concluded, “In fiscal year 2012, we expect to open additional locations in both Zhejiang Province and Shanghai, and plan to continue to develop our internet drugstore. We are continuing to build market share and drive growth through new store openings, while at the same time focusing on strategic initiatives that will strengthen our competitive position and enable us to operate more efficiently over the long-term.”

New and Planned Store Openings

During the fourth quarter of fiscal year 2011, the Company opened 2 new stores, bringing the fiscal year total to 26 new locations. As of March 31, 2011, the Company operated 51 stores. During fiscal year 2012, the Company expects to open 20 new stores. As of June 27, 2011, the Company operated 55 stores.

Fiscal Year 2011 Full Year Results

For the full year ended March 31, 2011, revenue increased by 26.8% to $70.0 million compared to $55.2 million for the year ended March 31, 2010. The increase in revenue is attributable to both new store openings and maturing stores.

Gross profit for the fiscal year ended March 31, 2011 increased by 25.1% to $21.1 million versus $16.9 million for the fiscal year ended March 31, 2010, while gross margin was 30.2% for the fiscal year 2011 compared to 30.6% for the fiscal year 2010.

Selling expense was $4.8 million for the fiscal year ended March 31, 2011 compared to $2.6 million for the fiscal year ended March 31, 2010, primarily reflecting an increase in sales and marketing costs, as well as higher expenses associated with operating more stores.

For the fiscal year ended March 31, 2011, general and administrative expenses were $4.7 million compared to $1.5 million for the fiscal year ended March 31, 2010. The increase reflects operational support for additional stores openings during the period, including salaries and warehousing costs, as well as increased costs associated with being a U.S.-listed public company.

Income from operations for the fiscal year ended March 31, 2011 totaled $11.6 million versus $12.8 million for the fiscal year ended March 31, 2010, while our operating margin was at 16.5% for the fiscal year 2011 compared to 23.1% for the fiscal year 2010.

For the fiscal year ended March 31, 2011, our net income was $8.4 million, or $0.64 per diluted and basic share, compared to $9.8 million, or $1.09 per diluted and basic share, for the fiscal year ended March 31, 2010. The decline is primarily attributable to higher operating expense on a year over year basis as well as an additional 4.2 million diluted shares outstanding. The increase in diluted share count from 9.0 million in fiscal 2010 to 13.3 million in fiscal 2011 reflects the issuance of common shares in connection with the Company’s April 2010 public stock offering.

Conference Call Information

The Company will host a conference call to discuss fourth quarter and full year results on Thursday, June 30, 2011 at 8:00 a.m. Eastern Time. To participate in the conference call, please dial 877-941-2068 from North America. International participants can access the call by dialing 480-629-9712. A live audio webcast of this conference call will be available under the Investors Relations section of the Company's website at http://www.chinajojodrugstores.com. A replay of the webcast will be available on the website approximately two hours after the conclusion of the call.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. primarily operates a retail pharmacy chain in China offering both western and traditional Chinese medicine, including prescription and over-the-counter drugs, sundries, alcohol, nutritional supplements and medical devices. China Jo-Jo Drugstores also provides on-site physician consulting. As of June 27, 2011, the Company operated 54 stores throughout Zhejiang Province and 1 store in Shanghai.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2011 AND MARCH 31, 2010

ASSETS
	2011	2010
CURRENT ASSETS
Cash	$6,489,905	$801,593
Restricted cash	921,876	746,703
Trade accounts receivable, net	1,484,850	1,228,294
Inventories	4,617,420	3,770,411
Other receivables	1,049,564	282,073
Advances to suppliers	16,528,772	6,850,240
Other current assets	8,364,267	1,331,167
Total current assets	39,456,654	15,010,481

PROPERTY AND EQUIPMENT, net	5,471,432	1,186,292

OTHER ASSETS:
Long term deposit	2,540,758	2,311,661
Prepaid noncurrent	6,075,478	5,508,963
Intangible assets	390,302	-
Total other assets	9,006,538	7,820,624

Total assets	$53,934,624	$24,017,397

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$3,530,204	$2,330,317
Notes payable	2,704,680	1,464,241
Other payables	627,734	225,716
Other payables - related parties	880,058	935,000
Customer deposits	2,038,608	-
Taxes payable	1,624,558	1,235,083
Short-term loans	-	880,200
Accrued liabilities	311,639	257,091
Total current liabilities	11,717,481	7,327,648

Purchase option derivative liability	153,226	-
Total liabilities	11,870,707	7,327,647

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized;
nil issued and outstanding as of March 31, 2011 and 2010
Common stock; $0.001 par value; 250,000,000 shares authorized;
13,519,434 and 10,000,000 shares issued and outstanding
as of March 31, 2011 and March 31, 2010, respectively	13,530	10,000
Paid-in capital	16,333,956	877,884
Statutory reserves	1,309,109	1,309,109
Retained earnings	23,287,474	14,855,016
Accumulated other comprehensive loss	1,119,848	(362,260)
Total shareholders' equity	42,063,917	16,689,749

Total liabilities and shareholders' equity	$53,934,624	$24,017,397

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR YEARS ENDED MARCH 31, 2011 AND 2010

	2011	2010
REVENUES	$69,969,479	$55,174,929

COST OF GOODS SOLD	48,827,385	38,276,889

GROSS PROFIT	21,142,094	16,898,040

SELLING EXPENSES	4,838,745	2,630,332
GENERAL & ADMINISTRATIVE EXPENSES	4,723,943	1,510,154
OPERATING EXPENSES	9,562,688	4,140,486

INCOME FROM OPERATIONS	11,579,406	12,757,554

OTHER INCOME (EXPENSE), NET	127,172	(55,520)
CHANGE IN FAIR VALUE OF PURCHASE OPTION DERIVATIVE LIABILITY	249,225	-

INCOME BEFORE INCOME TAXES	11,955,803	12,702,034

PROVISION FOR INCOME TAXES	3,523,345	2,880,293

NET INCOME	8,432,458	9,821,741

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	1,482,108	177

COMPREHENSIVE INCOME	$9,914,566	$9,821,918

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	13,254,792	9,025,000

BASIC AND DILUTED EARNING PER SHARE	$0.64	$1.09

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2011 AND 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,432,458	$9,821,741
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	810,374	396,574
Stock compensation	153,445	126,325
Change in fair value of purchase option derivative liability	(249,225)	-
Change in operating assets
Accounts receivable, trade	(201,405)	38,527
Inventories	(648,785)	(973,099)
Other receivables	(686,305)	(212,380)
Advances to suppliers	(9,177,936)	441,738
Other current assets	(6,927,371)	(765,493)
Long term deposit	(131.302)	(293,640)
Prepaid rent - noncurrent	(332,971)	(5,507,130)
Change in operating liabilities
Accounts payable, trade	1,075,811	(2,151,905)
Other payables and accrued liabilities	2,370,213	(536,436)
Taxes payable	329,251	422,487
Net cash provided by (used in) operating activities	(5,183,748)	807,309

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(443,112)	(74,516)
Additions to leasehold improvements	(768,583)	-
Payments on construction-in-progress	(3,431,597)	-
Cash paid for business acquisition	(606,800)	(527,709)
Net cash used in investing activities	(5,250,092)	(602,225)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	(141,192)	(746,703)
Proceeds from notes payable	1,152,597	-
Proceeds from equity financing	15,708,608	-
Proceeds from short-term loans	-	2,343,600
Payments on short-term loans	(894,564)	(2,932,400)
Payments on other payables- related parties	(54,942)	935,000
Net cash provided by (used in) financing activities	15,770,507	(400,503)

EFFECT OF EXCHANGE RATE ON CASH	351,645	710

INCREASE (DECREASE) IN CASH	5,688,312	(194,709)

CASH, beginning of year	801,593	996,302

CASH, end of year	$6,489,005	$801,593
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$23,872	$65,011
Cash paid for income taxes	$2,235,386	$2,606,347

CONTACT:
China Jo-Jo Drugstores, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@jojodrugstores.com